Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

June 29, 2010

Avistar Communications Corporation
1875 S. Grant Street, 10th Floor
San Mateo, CA  94402

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Avistar Communications Corporation, a Delaware corporation (“Avistar”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,148,660 shares of Avistar Common Stock, $.001 par value (the “Shares”), reserved for issuance pursuant to the 2010 Employee Stock Purchase Plan (the “2010 Plan”).  As your legal counsel, we have reviewed the actions proposed to be taken by Avistar in connection with the issuance and sale of the Shares under the 2010 Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the 2010 Plan and pursuant to the agreements that accompany the 2010 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.